Exhibit 99

P R E S S   R E L E A S E

RELEASE DATE:	CONTACT:

September 16, 2014	Frank D. Martz
Group Senior Vice President
of Operations and Secretary
(724) 758-5584

ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND

ESB Financial Corporation announced that at its Board of Directors meeting today, September 16, 2014, declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on October 24, 2014 to the stockholders of record at the close of business on September 30, 2014.

In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's results of operations for the three months ended June 30, 2014.  The company recognized net income for the three month period ended June 30, 2014 of $4.7 million or $.26 per diluted share.  This announcement reflects the Company’s policy of declaring a regular quarterly cash dividend.  This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

ESB Financial Corporation is the parent Holding Company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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